Private and confidential. This page and its content is incomplete, under development and subject to change and may not be forwarded or re-distributed. Please refer to netcapital.com for information and to invest.

Loverly

With a brand reach of over 20 million people per month, Loverly is disrupting the $57.9 billion annual wedding industry. Loverly's digital marketplace, inspiration, and wedding CRM empowers couples to plan their special day stress-free.



Invest

$99 minimum investment

DEADLINE: September 15, 2022

in 2 months

SHARE PRICE
$2.25

TOTAL RAISED
$37,001

VALUATION
$24,005,250

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

WEDDING PLANNING: REIMAGINED

Loverly is the go-to DIY wedding planning platform for modern couples, guiding them from **"Yes" to "I Do"** with real wedding inspiration, expert wedding planning advice, and free wedding planning tools.

Each month, Loverly reaches over 20M couples. We recently tested interest in our paid premium product, "the I Do Crew," and 47% of our new registrants expressed interest. That product launched April of 2022 and this raise will help us convert our community into paid customers with speed and scale.

Loverly is a fast-growing and trusted digital platform for wedding planning.

Our inclusive, innovative, and integrated content spans key wedding planning categories and lifestyle topics that are relevant and important to today's newlyweds.


loverly
Photos by Jordan Voth

WHY LOVERLY: DEAL HIGHLIGHTS

As the world of weddings emerges post-covid, Loverly is on a mission to **reimagine wedding planning**. Founded by wedding industry insider, Kellee Khalil, and with a best-in-class team of brand strategists, content creators, engineers, and data scientists, Loverly is redefining how modern couples plan their special day:

- 2022-2023 is set to be the **largest wedding season on record** with 2.5M+ weddings projected per year.
- Founder Kellee Khalil is author of a **best-selling wedding planning book**.
- Average monthly reach of **over 20M** across brand channels.
- Robust database of **over 18k+ listings** of local wedding service providers.
- **Innovative suite** of DIY wedding planning tools built on our proprietary technology, engineered to support the end-to-end wedding planning process.
- **Premium membership** introduced in 2022. The "I Do Crew" is a guided video series featuring wedding industry insiders, taking couples through the entire wedding planning process step-by-step.
- **Exclusive partnerships** with industry-leading retailers including registry, stationery and wedding website, offering a full-service 360-degree experience.


BRAND REACH & ENGAGEMENT
TOTAL REACH
20M
MONTHLY
INSTAGRAM
690K
FOLLOWERS
CONVERSION RATE
70%
LEAD: SIGNUP CVR
PREMIUM MEMBERSHIP
$249
ONE-TIME PAYMENT
EXCLUSIVE PARTNERSHIPS
REGISTRY AND
WEDDING STATIONERY
Photo by Jordan Voth

THE PROBLEM: 70% OF PEOPLE PLAN THEIR WEDDING COMPLETELY ON THEIR OWN

Wedding planning is overwhelming, time-consuming, and expensive. The average couple will spend nearly *300 hours* orchestrating the single most important event in their lives thus far.

With the average cost of a wedding in the US at $30,000 and the cost to hire a wedding planner at $3,500, this service is a luxury that only 30% of the annual 2.5M couples afford.

The other 70% of couples are left alone to plan the most important day of their life while feeling overwhelmed, frustrated, and anxious.

With the wedding industry being either full-service or no-service, Loverly bridges that gap with tools, inspiration, and guidance to empower modern couples.


Tuxedo rentals
Wedding venues
Wedding table decor
COVID impact wedding
Wedding checklist
Photographers near me
LGBTQ+ wedding
Bridesmaids dress
Wedding registry
Ceremony ideas
Wedding cake
Wedding flowers
Wedding bands
#weddinginspo
Cute bouquets
Wedding dress
Honeymoon ideas

OUR SOLUTION: ACCESSIBLE AND AFFORDABLE WEDDING PLANNING

With Loverly, couples have a premium, end-to-end, and completely virtual wedding planner. By providing tools and resources to **educate and empower** couples planning their wedding, we guide couples from “Yes” to “I Do” with ease, joy, and love.

Our goal is to make the wedding planning journey less stressful and more fun with our on-demand, affordable, and transparent all-in-one platform.

What We Do

- Foster an engaging and inclusive community
- Resonate with Millennial and GenZ couples
- Build our brand on inspiration and trust
- Make wedding planning easier and stress-free

How We Do It

- Real wedding inspiration
- Expert wedding planning advice
- Premium service - “The I Do Crew” (launched April 2022): wedding planning master class, wedding CRM, interactive worksheets, downloads, and guides, curated products and brand recommendations, promotional discounts and savings
- Free planning tools: guest list manager, vision boards, personalized checklist, wedding style quiz

Our Approach

Loverly partners with best-in-class vendors to create a nimble platform that can constantly adapt to the needs of couples today, offering them the latest and best options for their special day.

Our Partners

MARKET

Incumbents like the TKWW (The Knot and WeddingWire) and Zola have raised a combined $571.9M in capital investing in infrastructure for marketplace and e-commerce. We believe that pressures to return investor capital has caused them to focus on short term revenue at the expense of customer experience. It is our opinion that this is misaligned from what the customer wants.

> **Loverly is disrupting the $57.9B wedding industry with their proprietary wedding planning platform and partnerships with best-in-class retailers.**
>
> *IBIS World 2021*

BUSINESS MODEL

Because we have established a brand built on trustworthy, innovative, and relevant content, we acquire couples extremely early in their wedding planning process (sometimes even before they are engaged!). This extensive and valuable reach gives us two complementary revenue streams:

B2B - Strategic Integrations:

Our first revenue stream is based on strategic and deeply integrated partners in wedding categories, such as registry, stationery, and wedding attire. We partner with best-in-class brands and retailers to create a 360-experience during the wedding planning process and align our areas of expertise - Loverly leading in content and customer acquisition at the earliest stages, and the respective retailer for their quality goods and services. Our partnership revenues are usually aligned against content production and deliverables, reach, and actions such as an opt-in and/or conversion.

D2C - Premium Membership, "the I Do Crew":

Our second monetization stream is our premium direct-to-consumer SaaS offering. Loverly couples can upgrade and join our premium membership, the "I Do Crew." These members unlock our wedding planning CRM, inclusive of a 16-course masterclass. Plans start at $78 per-quarter or a $249 one-time fee. We also drive revenue from affiliate marketing links strategically placed through these courses and the overall platform experience.


I DO CREW PREMIUM MEMBERSHIP
CUSTOMIZED CHECKLIST
GUEST LIST MANAGER
PRO TIP
First things first: Pick your venue and know the guest count
Upcoming Tasks
Wedding Checklist
Start building your wedding budget.
Build your wedding guest list.
Schedule tours of various wedding venue spaces.
Finalize the location of where you want to get married.
Guest List
Track RSVPs
Tipping Chart
Real Wedding Budget Breakdown
Tier A, B, and C Guest List
12 Month Wedding Checklist
REAL WEDDING
An Intimate Boho Wedding at Tanglewood Estate
Vintage Floral Finds
20 photos
Save
INVITATIONS AND STATIONERY
38 Design
FILLABLE PDF DOWNLOADS
REAL WEDDING GALLERIES
INSPIRATION BOARDS
VENDOR SEARCH

PRESS

- **The New York Times**
  Start-Ups Hope Couples Say 'I Do' to Online Wedding Planning
- **Forbes**
  Small Business Advisory Team
  Loverly Is Bridging The Gap Between The Online And Offline Wedding Industry
  Operation Liberation: Kellee Khalil on Tearing Down the Pink Ghetto
- **Yahoo!**
  These Female Founders Are Leading Their Companies to New Heights
- **Glamour**
  How Lover.ly's Kellee Khalil Finds Her Inspiration

TEAM



Kellee Khalil
Founder & CEO

After graduating from the University of Southern California with a BA in Business and a specialty in Entrepreneurship, Kellee has spent the past 18+ years in sales, marketing, and brand leadership positions. Kellee's been at the forefront of product development and emerging technology, operating and advising early-stage startups in the DTC and B2B spaces. Over the last 10 years, Kellee has helped raise a total of $32 million in capital and generate $60m+ in revenue across a multitude of companies. Kellee is a wedding industry insider with a top-selling wedding planning book on Amazon and is a featured go-to on-air expert for wedding trends and wedding business insights.

Kellee has spent the past 5+ years contributing as a Board member to Translator, Inc, an ESG and DEI platform where she helped programming for Fortune 500 companies. She also served as the CMO at EnergyX, a direct lithium extraction company.



Paige Britt
EVP

Paige graduated from Stanford University and began her career on Wall Street. After her time at Credit Suisse, Paige applied her finance background to her entrepreneurial roots, joining a marketing technology firm that was later acquired by Oracle. Fresh off the acquisition, Paige joined the leadership team at the fastest growing travel & tourism brand capitalizing on the emergence and rise of social media for modern consumers. Under Paige's leadership, the brand won countless AOR accounts for tourism boards and hospitality brands. Since joining Loverly, Paige has spearheaded the brand's strategic partnerships, growth initiatives, and overall finance and business operations.



Carly Johnson
VP, Brand Marketing

With a BA in Mass Communication, Media Studies and Marketing from the University of Arizona, Carly began her career at the non-profit organization Stand Up To Cancer connecting brands and major donors through marketing initiatives that helped raise significant funds for translational cancer research. Carly went on to become a Brand Director at Clique Brands, most known for their digital breakout brand and media publication, Who What Wear. She then joined Create & Cultivate where she spearheaded all marketing efforts for the company’s content, community and events. Carly’s expertise includes brand development, content strategy, social media marketing and performance marketing. Her years of experience span influencer marketing, events and activations, podcast, licensing opportunities, brand merchandising, and innovative partnerships with brands such as Amazon, Mastercard, Target, Apple, Disney, Major League Baseball, and Facebook.

BOARD OF ADVISORS



MARC BISHARA



SHELLEY ZALIS



LEILA LEWIS

LOVERLY BRAND TEAM



JENNIFER ALVARADO
Senior Graphic Designer



SHAELYN CARROLL
Brand Manager



ABBEY WILSON
Social Media & Community Manager



KAYLA FITZGERALD
Real Wedding Associate

LOVERLY TECH TEAM



GERGERLY BALOGH
Product



BALÁZS BATÁRI
Technology



GABOR BALOGH
UI & UX

USE OF PROCEEDS

If the offering's maximum amount of $1,000,001 is raised:

Use	Value	% of Proceeds
Marketing/Paid Media	$300,000	30.0%
Professional Services	$50,000	5.0%
Development	$180,000	18.0%
Team Resources & Staff	$250,000	25.0%
Content Production	$100,000	10.0%
General and Administrative	$71,001	7.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Loverly, Inc.. This offering must raise at least $10,000 by September 15, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Loverly may issue additional securities to raise up to $1,000,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,113,445 shares
× $2.25 per share

$25,005,251 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on May 20, 2022
- Form C/A on May 26, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Jun 20, 2022	Loverly is now on TIKTOK! Follow along for all...
Jun 20, 2022	Loverly announces our NEWEST investor, Shark...
May 26, 2022	Filed Form C/A
May 20, 2022	Primary offering of 444,445 shares at $2.25
May 20, 2022	Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

Netcapital Systems ("Netcapital") is a software development company and is neither a funding portal nor a broker-dealer. Netcapital operates this web site.Sections of the web site are used by Netcapital Funding Portal Inc. to conduct all 4(a)(6) offerings as a funding portal registered with the